UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     July 5, 2005

BIG LOTS, INC.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	1-8897 (Commission File Number)	06-1119097 (I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive office) (Zip Code)

(614) 278-6800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In January 2005, Big Lots, Inc. (the “Company”) announced Michael J. Potter’s intent to resign as Chief Executive Officer, and the Company’s Board of Directors (the “Board”) formed an ad hoc Search Committee with the purpose of identifying a new chief executive. On June 6, 2005, the Company announced that Steven S. Fishman had been selected to succeed Mr. Potter. On July 5, 2005, in recognition of the efforts of the four independent directors that comprised the Search Committee, the remaining Board members unanimously approved a one-time payment to each member of the Search Committee. The one-time payments are in lieu of the committee meeting fees ordinarily paid to committee members pursuant to the Big Lots, Inc. Director Compensation Package. The Board believes that the one-time payments are appropriate in amount to compensate the members of the Search Committee for their efforts in identifying Mr. Fishman, and are reflective of the unique nature of the services provided by the members of the Search Committee. Attached as Exhibit 10.1 to this Form 8-K is a description of the compensation paid to each member of the Search Committee.

Item 7.01 Regulation FD Disclosure.

On July 7, 2005, the Company issued a press release that announced retail sales for the five week period ended July 2, 2005, and revised earnings and sales guidance for the second, third and fourth quarters of fiscal year 2005. Attached as Exhibit 99.1 to this Form 8-K is the Company’s July 7, 2005 press release, including information concerning forward-looking statements and factors that may affect the Company’s future results. The information in Exhibit 99.1 is being furnished, not filed, pursuant to Item 7.01 of this Form 8-K. By furnishing the information in this Form 8-K and the attached exhibit, the Company is not making an admission as to the materiality of any information in this Form 8-K or the exhibit.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits

Exhibit No.	Description
10.1	Big Lots, Inc. Search Committee Compensation.

99.1	Big Lots, Inc. press release dated July 7, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.
Dated: July 7, 2005	By:	/s/ Charles W. Haubiel II
Charles W. Haubiel II
Senior Vice President, General Counsel and Corporate Secretary